Exhibit 3.1

CITY OFFICE REIT, INC.

ARTICLES SUPPLEMENTARY

6.625% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

City Office REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: By Articles Supplementary filed with the SDAT on September 30, 2016 (the “Prior Articles Supplementary”), the Corporation classified and designated 4,600,000 shares of its authorized but unissued preferred stock, par value $0.01 per share (“Preferred Stock”), as a separate series of Preferred Stock designated as the “6.625% Series A Cumulative Redeemable Preferred Stock” of the Corporation (the “Series A Preferred Stock”), and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such Series A Preferred Stock, all as set forth in the Prior Articles Supplementary.

SECOND: The Board of Directors of the Corporation (the “Board”), or a duly authorized committee thereof, adopted resolutions on or as of September 22, 2016 and September 26, 2016 that authorized the issuance of up to 4,600,000 shares of Series A Preferred Stock.

THIRD: Pursuant to authority expressly vested in the Board by Article VI of the Articles of Amendment and Restatement of the Corporation (which, as amended and supplemented from time to time, together with these Articles Supplementary, are referred to herein as the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board, or a duly authorized committee thereof, adopted resolutions on or as of May 4, 2017 and June 16, 2017 that duly classified and designated, and authorized the issuance of, 1,000,000 shares of authorized but unissued Preferred Stock as additional shares of Series A Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Prior Articles Supplementary. After giving effect to the foregoing classification and designation, the total number of shares of Series A Preferred Stock that the Corporation has the authority to issue is 5,600,000 shares.

FOURTH: The additional 1,000,000 shares of Series A Preferred Stock have been classified and designated by the Board, or a duly authorized committee thereof, under the authority contained in the Charter, such that the additional 1,000,000 shares of Series A Preferred Stock classified and designated herein combined with the 4,600,000 shares of Series A Preferred Stock classified and designated in the Prior Articles Supplementary will comprise one and the same series of Preferred Stock of the Corporation.

FIFTH: These Articles Supplementary have been approved by the Board, or a duly authorized committee thereof, in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

SEVENTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, CITY OFFICE REIT, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Chief Financial Officer, Secretary and Treasurer on June 16, 2017.

WITNESS:		CITY OFFICE REIT, INC.:

By:	/s/ Anthony Maretic	By:	/s/ James Farrar
Name:	Anthony Maretic	Name:	James Farrar
Title:	Chief Financial Officer, Secretary and Treasurer	Title:	Chief Executive Officer

[Signature Page to Articles Supplementary]